        Exhibit 23.1

Consent Letter of Sobel & Co., LLC

July 6, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Trustcash Holdings, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated July 6, 2007. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Sobel & Co., LLC

Sobel & Co., LLC